Exhibit 4.21

UNITED ENERGY CORP.
2001 EQUITY INCENTIVE PLAN

Amended and Restated Effective May 29, 2002

This 2001 Equity Incentive Plan (the “Plan”) was established by United Energy Corp. (the “Corporation”), a Nevada corporation, effective as of August 22, 2001. The Board of Directors of the Corporation hereby amends and restates the Plan as set forth herein, effective as of May 29, 2002, subject to approval of the Corporation’s stockholders.

                1. Purpose. The Plan is intended to offer selected employees, officers, non-employee directors and consultants of the Corporation and its Subsidiaries the opportunity to acquire a proprietary interest in the success of the Corporation, or to increase such interest, to encourage such selected persons to remain in the employ of the Corporation and to attract new employees, non-employee directors and consultants with outstanding qualifications.

                2. Definitions.

                (a)           “Award” means Options or stock appreciation rights granted under the Plan.

                (b)           “Award Agreement” means the written agreement by which an Award shall be evidenced.

                (c)           “Board” means the Board of Directors of the Corporation.

                (d)           “Cause” means as determined by the Committee:

                                (i)       a Grantee’s commission of a crime that is likely to result in injury to the Corporation or a Subsidiary;

                                (ii)      the material violation by the Grantee of written policies of the Corporation or a Subsidiary or of any agreements entered by and between the Grantee and the Corporation or a Subsidiary; or

                                (iii)     the action or inaction of the Grantee in connection with his or her duties to the Corporation or a Subsidiary resulting in an injury to the Corporation or a Subsidiary.

                (e)           “Change in Control” means the occurrence of any one of the following:

                                (i)       any “person,” as defined in Sections 13(d) and 14(d) of the 1934 Act, other than the Corporation, any of its Subsidiaries, or any employee benefit plan maintained by the Corporation or any of its Subsidiaries, becomes the “beneficial owner” (as defined in

Exhibit 4.21

Rule 13d-3 under the 1934 Act) of (A) 15% or more, but no greater than 50%, of the outstanding voting capital stock of the Corporation, unless prior thereto the Board approves the transaction that results in the person becoming the beneficial owner of 15% or more, but no greater than 50%, of the outstanding voting capital stock of the Corporation, or (B) more than 50% of the outstanding voting capital stock of the Corporation, regardless of whether the transaction or event by which the foregoing 50% level is exceeded is approved by the Board;

                                (ii)       as the result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets, sale of securities, contested election, or any combination of the foregoing (a “Transaction”), the persons who were members of the Board immediately before the Transaction cease to constitute a majority of the Board; or

                                (iii)       a record date is fixed for determining stockholders entitled to vote upon (A) a merger or consolidation of the Corporation, statutory share exchange, or other similar transaction with another corporation, partnership, or other entity or enterprise in which either the Corporation is not the surviving or continuing corporation or shares of common stock of the Corporation are to be converted into or exchanged for cash, securities other than common stock of the Corporation or other property, (B) a sale or disposition of all or substantially all of the assets of the Corporation, or (C) the dissolution of the Corporation.

                (f)            “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder.

                (g)           “Committee” means a committee appointed by the Board pursuant to Section 4 to administer the Plan and to perform the functions set forth herein.

                (h)           “Common Stock” means the common stock, $.01 par value, of the Corporation.

                (i)            “Disability” means a mental or physical condition rendering a Grantee unable to perform his or her regular duties (as determined by the Committee, in the case of a Section 16 Grantee, or by the Chief Executive Officer or President of the Corporation in the case of any other Grantee).

                (j)            “Effective Date” means August 22, 2001.

                (k)           “Fair Market Value” means, as of any date, the closing price of a Share on the NASD Bulletin Board (or such other exchange or market on which the Common Stock is principally traded) or, if there were no sales on that date, the closing price on the next date on which there were sales.

                (1)           “Good Reason” means the occurrence after a Change in Control without a Grantee’s prior written consent, or any one or more of the following:

Exhibit 4.21

                                (i)       the assignment to the Grantee of any duties which result in a material adverse change in the Grantee’s position (including status, offices, titles, and reporting requirements), authority, duties, or other responsibilities with the Corporation, or any other action of the Corporation which results in a material adverse change in such position, authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Corporation promptly after receipt of notice thereof given by the Grantee;

                                (ii)      any relocation of the Grantee’s primary business office more than 50 miles from the location of the Grantee’s primary business office at the time of the Change in Control; or

                                (iii)     a material reduction or elimination of the base salary that the Grantee was receiving immediately prior to a Change in Control or a material reduction or elimination of any incentive compensation, benefits, or perquisites that the Grantee was receiving immediately prior to a Change in Control, unless the Grantee receives additional or substitute incentive compensation, benefits, or perquisites that are comparable in the aggregate to the incentive compensation, benefits and perquisites reduced or eliminated.

                (m)          “Grant Date” means the date on which the Committee grants an Award.

                (n)           “Grantee” means an individual who has been granted an Award.

                (o)           “ISO” means an Option that is intended to satisfy the requirements applicable to an “incentive stock options” described in Section
422(b) of the Code.

                (p)           “Mature Shares” means Shares for which the holder thereof has good title, free and clear of all liens and encumbrances, and which such holder either (i) has held for at least six months or (ii) has purchased on the open market.

                (q)           “1934 Act” means the Securities Exchange Act of 1934, as amended.

                (r)            “NSO” means an Option that is not an ISO.

                (s)           “Option” means an ISO or NSO granted under the Plan.

                (t)            “Option Price” means the per share exercise price of an Option.

                (u)           “Option Term” means the period beginning on the Grant Date of an Option and ending on the expiration date of such Option, as specified in the Award Agreement for such Option and as may, in the discretion of the Committee and consistent with the provisions of the Plan, be extended from time to time.

Exhibit 4.21

                (v)           “Participant” means (i) any individual who is a common-law employee of the Corporation or of a Subsidiary, (ii) a member of the Board, (iii) any officer of the Corporation, or (iv) a consultant who performs services for the Corporation or a Subsidiary.

                (W)         “Rule 16b-3” means Rule 16b-3 of the SEC under the 1934 Act, as amended from time to time, together with any successor rule.

                (x)            “Retirement” means termination of employment by a Grantee after attaining normal retirement age.

                (y)            “SAR” means a stock appreciation right.

                (z)            “SEC” means the United States Securities and Exchange Commission.

                (aa)          “Section 16 Person” means a person who is subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions involving equity securities of the Corporation.

                (bb)          “Share” means a share of Common Stock.

                (cc)          “Subsidiary” means, for purposes of grants of ISOs, a corporation as defined in Section 424(f) of the Code (with the Corporation being treated as the employer corporation for purposes of this definition) and, for all other purposes, a United States or foreign corporation with respect to which the Corporation owns, directly or indirectly, 50% or more of the then outstanding common stock.

                (dd)          “10% Owner” means a person who owns capital stock (including stock treated as owned under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of capital stock of the Corporation or any Subsidiary entitled to vote generally in the election of directors.

                3. Scope of the Plan. Subject to adjustment in accordance with Section 17, the total number of Shares which may be issued for awards granted under the Plan shall be 4,000,000. If any Shares subject to any Award granted hereunder are forfeited or such Award otherwise terminates without the issuance of such Shares or of other consideration in lieu of such Shares, the Shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan. If any outstanding ISOs under the Plan for any reason expire or are terminated, the Shares allocable to the unexercised portion of all such ISOs may again be subject to ISOs under the Plan. Shares awarded under the Plan may be treasury shares or newly issued shares.

Exhibit 4.21

                4. Administration.

                (a)           The Plan shall be administered by a Committee appointed by the Board. For purposes of Awards to a Covered Employee or a Section 16 Person, such Committee shall be comprised solely of two or more outside directors within the meaning of Treasury Regulations Section 1.162-27(e)(3) under Code Section 162(m), and shall have membership composition which enables the Plan to qualify under Rule 16b-3 with regard to the grant of Options to a Grantee who is a Section 16 Person. For purposes of Awards to a Grantee who is not a Covered Employee or a Section 16 Person, such committee shall be comprised of the entire Board or a Committee thereof, as determined by the Board.

                A “Covered Employee” means any individual who the Board determines is or may be the chief executive officer of the Corporation (or is acting in such capacity) or among the four most highly compensated officers of the Corporation (other than the chief executive officer) on the last day of the Corporation’s fiscal year, as determined pursuant to the executive compensation disclosure rules under the Exchange Act.

                (b)           Subject to the express provisions of the Plan, the Committee has full and final authority and discretion as follows:

                                (i)       to determine when and to whom Awards should be granted and the terms and conditions applicable to each Award, including the benefits payable under any SAR;

                                (ii)      to interpret the Plan and to make all determinations necessary or advisable for the administration of the Plan;

                                (iii)     to make, amend and rescind rules relating to the Plan, including rules with respect to the exercisability and nonforfeitability of Awards upon the termination of employment of a Grantee;

                                (iv)     to determine the terms and conditions of all Award Agreements (which need not be identical) and, with the consent of the Grantee, to amend any such Award Agreement at any time, among other things, to permit transfers of such Awards to the extent permitted by the Plan, except that the consent of the Grantee shall not be required for any amendment which (A) does not adversely affect the rights of the Grantee or (B) is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any change in applicable law;

                                (v)     to cancel, with the consent of the Grantee, outstanding Awards and to grant new Awards in substitution therefor;

Exhibit 4.21

                                (vi)     to accelerate the exercisability (including exercisability within a period of less than one year after the Grant Date) of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time, including in connection with a termination of employment (other than for Cause);

                                (vii)     subject to Section 6(c), to extend the time during which any Award or group of Awards may be exercised;

                                (viii)    to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrent with the grant thereof, deem appropriate; and

                                (ix)       to take any other action with respect to any matters relating to the Plan for which it is responsible.

The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

                5. Eligibility. The Committee may, in its discretion, grant Awards to any Participant, whether or not he or she has previously received an Award.

                6. Conditions to Grants.

                (a)           General Conditions.

                                (i)       The Option Term shall under no circumstances extend more than ten years after the Grant Date and shall be subject to earlier termination as herein provided;

                                (ii)       Any terms and conditions of an Award not set forth in the Plan shall be set forth in the Award Agreement related to that Award; and

                                (iii)      Not more than 500,000 shares may be subject to an Award or Awards granted to a Grantee during any single fiscal year of the Corporation.

                (b)           Grant of Options. No later than the Grant Date of any Option, the Committee shall determine the Option Price of such Option. The Option Price of an Option may be the Fair Market Value of a Share on the Grant Date or may be less than or more than that Fair Market Value.

                (c)           Grant of ISOs. At the time of the grant of any Option, the Committee may, in its discretion, designate that such Option shall be made subject to additional restrictions to permit the Option to qualify as an ISO. Any Option designated as an ISO:

Exhibit 4.21

                                (i)          shall be granted only to Participants who are common law employees of the Corporation or a Subsidiary;

                                (ii)         shall, if granted to a 10% Owner, have an Option Price not less than 110% of the Fair Market Value of a Share on the Grant Date;

                                (iii)        shall be for a period of not more than ten years (five years in the case of an ISO granted to a 10% Owner) from the Grant Date and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;

                                (iv)        shall meet the limitations of this subparagraph 6(c)(iv). If the aggregate Fair Market Value of Shares with respect to which ISOs first become exercisable by a Grantee in any calendar year exceeds $100,000 (the “Limit”), taking into account Shares subject to all ISOs granted by the Corporation which are held by the Grantee, the excess will be treated as NSOs. To determine whether the Limit is exceeded, the Fair Market Value of Shares subject to Options shall be determined as of the Grant Dates of the Options. In reducing the number of Options treated as ISOs to meet the Limit, the most recently granted Options will be reduced first. If a reduction of simultaneously granted Options is necessary to meet the Limit, the Committee may designate which Shares are to be treated as Shares acquired pursuant to an ISO;

                                (v)         shall be granted within ten years from the Effective Date;

                                (vi)        shall require the Grantee to notify the Committee of any disposition of any Shares issued upon the exercise of the ISO under the circumstances described in Section 421(b) of the Code (generally, a disposition within two years from the Grant Date of the ISO and one year from the date of exercise) (a “Disqualifying Disposition”), within ten business days after such Disqualifying Disposition; and

                                (vii)       unless otherwise permitted by the Code, shall by its terms not be assignable, or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee’s lifetime, only by the Grantee; except that the Grantee may, in accordance with Section 6(e), designate in writing a beneficiary to exercise his or her ISOs after the Grantee’s death.

                (d)           Grant of SARs.

                                (i)          When granted, SARs may, but need not, be identified with a specific Option of the Grantee (including any Option granted on or before the Grant Date of the SARs) in a number equal to or different from the number of SARs so granted. If SARs are identified with Shares subject to an Option, then, unless otherwise provided in the applicable

Exhibit 4.21

Award Agreement, the Grantee’s associated SARs shall terminate upon (x) the expiration, termination, forfeiture, or cancellation of such Option or (y) the exercise of such Option; and

                                (ii)         The strike price (“Strike Price”) of any SAR shall equal, for any SAR that is identified with an Option, the Option Price of such Option, or for any other SAR, 100% of the Fair Market Value of a Share on the Grant Date of such SAR; except that the Committee may (x) specify a higher Strike Price in the Award Agreement or (y) provide that the benefit payable upon exercise of any SAR shall not exceed such percentage of the Fair Market Value of a Share on such Grant Date as the Committee shall specify.

                (e)           Non-transferability. An Award granted hereunder shall not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised during the Grantee’s lifetime only by the Grantee or his or her guardian or legal representative, except that, subject to Section 6(c) (in respect of ISOs), a Grantee may, if permitted by the Committee, in its discretion, (i) designate in writing a beneficiary to exercise an Award after his or her death (if that designation has been received by the Corporation prior to the Grantee’s death) and (ii) transfer the Award to one or more members of the Grantee’s immediate family, which means with respect to a Grantee, his or her spouse, children, and grandchildren.

                7. Exercise.

                (a)           Exercise of Options.

                                (i)          Subject to Section 6 and except as otherwise provided in the applicable Award Agreement, each Option shall become exercisable at such time or times as may be specified by the Committee from time to time;

                                (ii)         An Option shall be exercised by the delivery to the Corporation during the Option Term of (x) written notice of intent to purchase a specific number of Shares subject to the Option and (y) payment in full of the Option Price of such specific number of Shares;

                                (iii)        Payment of the Option Price may be made by any one or more of the following means:

(A) cash, personal check, or wire transfer;

(B) Mature Shares, valued at their Fair Market Value on the date of exercise;

(C) in accordance with procedures previously approved by the Corporation, through the sale of the Shares acquired on exercise of the Option

Exhibit 4.21

through a bank or broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Corporation the amount of sale or loan proceeds sufficient to pay for such Shares, together with, if requested by the Corporation, the amount of federal, state or local withholding taxes payable by the Grantee by reason of such exercise;

(D) by directing the Corporation to withhold such number of Shares otherwise issuable upon exercise of the
Option having an aggregate Fair Market Value on the date of exercise equal to the Option Price; or

(E) in the discretion of the Committee, payment may also be made in accordance with Section 8.

                (b)           Exercise of SARs.

                                (i)           Subject to Section 6(d), and except as otherwise provided in the applicable Award Agreement, (x) each SAR not identified with any other Award shall become exercisable with respect to 25% of the Shares subject thereto on each of the first four year anniversaries of the Grant Date of such SAR unless the Committee provides otherwise in the Award Agreement, and (y) each SAR which is identified with any other Award shall become exercisable as and to extent that the Option may be exercised.

                                (ii)          SARs shall be exercised by delivery to the Corporation of written notice of intent to exercise a specific number of SARs.

                                (iii)         The benefit for each SAR exercised shall be equal to (x) the Fair Market Value of a Share on the date of such exercise, minus (y) the Strike Price of such SAR. Such benefit shall be payable in cash, except that the Committee may provide in the Award Agreement that benefits may be paid wholly or partly in Shares.

                (c)           Change in Control. If, within 12 months after a Change in Control, the employment of a Grantee who is a common law employee of the Corporation or a Subsidiary is terminated by the Corporation without Cause or by the Grantee for Good Reason, then all unvested Awards shall immediately become fully exercisable or payable, as applicable.

                (d)           Pooling Considerations. Any provision of the Plan to the contrary notwithstanding, if the Committee determines, on the basis of advice from the Corporation’s independent auditors received prior to a business combination involving the Corporation, that the exercise or payment of any Award would be likely to preclude the use of pooling-of-interests accounting (“pooling”) with respect to that transaction, the effect of which would be materially adverse to such business combination, the Committee may unilaterally cancel such Award prior to the Change in Control if the Committee grants a substitute Award or the

Exhibit 4.21

Corporation pays a substitute benefit in the form of Shares or other benefits that are as comparable in form and value to the canceled Award as practicable and the Committee determines, on the basis of advice from the Corporation’s independent auditors, that such substitute grant or payment would not cause the transaction to become ineligible for pooling-of-interests accounting treatment.

                8. Loans and Guarantees. The Committee may in its discretion allow a Grantee to defer payment to the Corporation of all or any portion of (i) the Option Price of an Option, or (ii) any taxes associated with the exercise or payment of benefits in connection with an Award, or cause the Corporation to guarantee a loan from a third party to the Grantee, in an amount equal to all or any portion of such Option Price, or any related taxes. Any such payment deferral or guarantee by the Corporation shall be on such terms and conditions as the Committee may determine, except that a Grantee shall not be entitled to defer the payment of such Option Price, or any related taxes unless the Grantee enters into a binding obligation to pay the deferred amount. If the Committee has permitted a payment deferral or caused the Corporation to guarantee a loan in accordance with this Section, then the Committee may require the immediate payment of such deferred amount or the immediate release of such guarantee upon the Grantee’s terminating of employment or if the Grantee sells or otherwise transfers his or her Shares purchased pursuant to such deferral or guaranty. The Committee may at any time in its discretion forgive the repayment of any or all of the principal of, or interest on, any such deferred payment obligation.

                9. Mandatory Tax Withholding.

                (a)           Whenever Shares are to be delivered upon exercise or payment of an Award or any other event with respect to rights and benefits hereunder, the Corporation shall be entitled to require (i) that the Grantee remit an amount in cash, or, in the Corporation’s discretion, Mature Shares, sufficient to satisfy all federal, state, and local tax withholding requirements related thereto (“Required Withholding”), (ii) the withholding of such Required Withholding from compensation otherwise due to the Grantee or from any Shares due to the Grantee under the Plan, or (iii) any combination of the foregoing.

                (b)           Any Grantee who makes a Disqualifying Disposition shall remit to the Corporation an amount sufficient to satisfy all resulting Required Withholding; except that in lieu of or in addition to the foregoing, the Corporation shall have the right to withhold such Required Withholding from compensation otherwise due to the Grantee or from any Shares or other payment due to the Grantee under the Plan.

                10. Elective Share Withholding.

                (a)           Subject to the provisions of this Section 10, a Grantee may elect the withholding (“Share Withholding”) by the Corporation of a portion of the Shares otherwise deliverable to such Grantee upon the exercise of an Award (a “Taxable Event”) having a Fair

Exhibit 4.21

Market Value equal to (i) the minimum amount necessary to satisfy Required Withholding liability attributable to the Taxable Event or (ii) with the Committee’s prior approval, a greater amount, not to exceed the estimated total amount of such Grantee’s tax liability with the respect to the Taxable Event.

               (b)           Each Share Withholding election shall be subject to the following conditions:

                               (i)           any Grantee’s election shall be subject to the Committee’s discretion to revoke the Grantee’s right to elect Share Withholding at any time before the Grantee’s election if the Committee has reserved the right to do so in the Award Agreement;

                               (ii)           the Grantee’s election must be made before the date on which the amount to be withheld is determined; and

                               (iii)          the Grantee’s election shall be irrevocable.

                11. Termination of Employment.

                (a)           For Cause. If a Grantee’s employment is terminated for Cause, any unexercised Option or SAR shall terminate effective immediately upon such termination of employment.

                (b)           On Account of Retirement. Except as otherwise provided by the Committee in the Award Agreement, if a Grantee’s employment terminates on account of Retirement, then any unexercised Option or SAR, whether or not exercisable on the date of such termination of employment, may be exercised, in whole or in part, within the first three years after such termination of employment (but only during the Option Term) by the Grantee.

                (c)           On Account of Death. Except as otherwise provided by the Committee in the Award Agreement, if a Grantee’s employment terminates on account of death, then any unexercised Option or SAR, whether or not exercisable on the date of such termination of employment, may be exercised, in whole or in part, within the first 12 months after the death of the Grantee (but only during the Option Term) by (A) his or her personal representative or by the person to whom the Option or SAR, as applicable, is transferred by will or the applicable laws of descent and distribution, or (B) the Grantee’s designated beneficiary.

                (d)           On Account of Disability. Except as otherwise provided by the Committee in the Award Agreement, if a Grantee’s employment terminates on account of Disability, then any unexercised Option or SAR, whether or not exercisable on the date of such termination of employment, may be exercised in whole or in part, within the first 12 months after such termination of employment (but only during the Option Term) by (A) the Grantee, or (B) his or her representative.

Exhibit 4.21

                (e)           Any Other Reason. Except as otherwise provided by the Committee in the Award Agreement, if a Grantee’s employment terminates for any reason other than for Cause, Retirement, death, or Disability, then any unexercised Option or SAR, to the extent exercisable immediately before the Grantee’s termination of employment, may be exercised in whole or in part, not later than three months after such termination of employment (but only during the Option Term).

                Extension of Term. In the event of a termination of the Grantee’s employment other than for Cause, the term of any Award (whether or not exercisable immediately before such termination) which would otherwise expire after the Grantee’s termination of employment but before the end of the period following such termination of employment described in subparagraphs (b), (c) and (d) of this Section for exercise of Awards may, in the Committee’s discretion, be extended so as to permit any unexercised portion thereof to be exercised at any time within such period. The Committee may further extend the period of exercisability to permit any unexercised portion thereof to be exercised within a specified period provided by the Committee.

                12. Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. With respect to any payment not yet made to a Grantee by the Corporation, nothing contained herein shall give any such Grantee any rights that are greater than those of a general creditor of the Corporation.

                13. Securities Law Matters. If the Committee deems necessary to comply with any applicable securities law, the Committee may require a written investment intent representation by the Grantee and may require that a restrictive legend be affixed to certificates for Shares. If, based upon the advice of counsel to the Corporation, the Committee determines that the exercise or delivery of benefits pursuant to any Award would violate any applicable provision of (i) federal or state securities laws or (ii) the listing requirements of any national securities exchange or national market system on which are listed any of the Corporation’s equity securities, then the Committee may postpone any such exercise or delivery, as applicable, but the Corporation shall use all reasonable efforts to cause such exercise or delivery to comply with all such provisions at the earliest practicable date.

                14. No Employment Rights. Neither the establishment of the Plan, nor the grant of any Award shall (a) give any Grantee the right to remain employed by the Corporation or any Subsidiary or to any benefits not specifically provided by the Plan or (b) modify the right of the Corporation or any Subsidiary to modify, amend, or terminate any employee benefit plan.

                15. No Rights as a Stockholder. A Grantee shall not have any rights as a stockholder of the Corporation with respect to the Shares which may be deliverable upon exercise or payment of such Award until such shares have been delivered to him or her.

Exhibit 4.21

                16. Non-uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards, whether or not such persons are similarly situated.

                17. Adjustments.

                (a)           The Committee shall make equitable adjustment of:

(i) the aggregate number of Shares available under the Plan for Awards;

(ii) the number of Shares or SARs covered by an Award; and

(iii) the Option Price of all outstanding Options and the Strike Price of all outstanding SARs, to reflect a stock dividend, stock split, reverse stock split, share combination, recapitalization, merger, consolidation, spin-off, split-off, reorganization, rights offering, liquidation, or similar event, of or by the Corporation.

                (b)           Notwithstanding any provision in this Plan or any Award Agreement, in the event of a Change in Control in connection with which the holders of Common Stock receive shares of common stock of the surviving or successor corporation that are registered under Section 12 of the 1934 Act:

                                (i)           there shall be substituted for each Option and SAR outstanding on the date of the consummation of a corporate transaction relating to such Change in Control, a new Option or SAR, as the case may be, reflecting the number and class of shares into which each outstanding Share shall be converted pursuant to such Change in Control and providing each Grantee with rights that are substantially identical to those under this Plan in all material respects; and

                                (ii)           in the event of any such substitution, the purchase price per share in the case of an Option and the Strike Price in the case of a SAR shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding Options and SARs without a change in the aggregate purchase price or Strike Price.

                18. Amendment of the Plan. The Board may from time to time, in its discretion, amend the Plan without the approval of the Corporation’s stockholders, except (i) as such stockholder approval may be required under the listing requirements of any securities exchange or national market system on which are listed the Corporation’s equity securities and (ii) that the Board may not without the approval of the Corporation’s stockholders amend the Plan to increase the total number of shares reserved for the purposes of the Plan or materially modify the Eligibility requirements.

Exhibit 4.21

                19. Termination of the Plan. The Plan shall terminate on the ten year anniversary of the Effective Date or at such earlier time as the Board may determine. No termination shall affect any Award then outstanding under the Plan.

                20. No Illegal Transactions. The Plan and all Awards granted pursuant to it are subject to all applicable laws and regulations. Notwithstanding any provision of the Plan or any Award, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and the Corporation shall not be obligated to deliver any Shares or deliver benefits to a Grantee, if such exercise or delivery would constitute a violation by the Grantee or the Corporation of any applicable law or regulation.

                21. Controlling Law. The laws of the State of New York shall control all matters relating to the Plan.

                22. Severability. If any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the Plan. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section to the fullest extent possible while remaining lawful and valid.